EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
SMTEK International, Inc.


We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-02969 and 333-31349) and the Registration Statements on Form S-8 (Nos. 33-74400, 333-08689 and 333-72139) of SMTEK International,
Inc. of our report dated August 15, 2000, relating to the consolidated balance sheets of SMTEK International, Inc. and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders' equity for each of the years in the three-year period ended June 30, 2000, which report appears in the SMTEK International, Inc. 2000 Annual Report on Form 10-K.



/s/ KPMG LLP

Los Angeles, California
August 25, 2000